SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


                                FORM 8-K


                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported): January 27, 2004

                        Timberland Bancorp, Inc.
         (Exact name of registrant as specified in its charter)

       Washington                   0-23333                    91-1863696
---------------------------        -----------              ----------------
State or other jurisdiction        Commission               (I.R.S. Employer
Of incorporation                   File Number              Identification
No.)


624 Simpson Avenue, Hoquiam, Washington                            98550
----------------------------------------                         ----------
(Address of principal executive offices)                         (Zip Code)


     Registrant's telephone number (including area code) (360) 533-4747


                             Not Applicable
                             --------------
      (Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
--------------------------------------------------------------------------

     (c)    Exhibits

     99.1 Press Release of Timberland Bancorp, Inc. dated January 27, 2004


Item 12. Results of Operations and Financial Condition
------------------------------------------------------

     On January 27, 2004, Timberland Bancorp, Inc. issued its earnings release for the quarter ended December 31, 2003. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

                               SIGNATURES
                               ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              TIMBERLAND BANCORP,INC.


DATE:  January 27, 2004            By:  /s/Dean J. Brydon
                                        ------------------------
                                   Dean J. Brydon
                                   Chief Financial Officer

                                Exhibit 99.1

==============================================================================
                  PRESS RELEASE: FOR IMMEDIATE PUBLICATION
                  ========================================
         For further information contact:  Michael R. Sand, President
                               Dean Brydon, CFO
                              At (360) 533-4747

==============================================================================


         Timberland Bancorp, Inc. Announces First Quarter Earnings
                      *  Loan Portfolio Increases $11 Million
                      *  Deposits Increase $9 million
                      *  Net Interest Margin Increases to 4.65%
                      *  Gig Harbor Branch Scheduled to Open in April 2004

HOQUIAM, Wash.   January 27, 2004   Timberland Bancorp, Inc.(Nasdaq: TSBK),
("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.39 million, or $0.34 per diluted share, for the quarter ended December 31, 2003. This compares to $0.46 per diluted share that the Company earned for the quarter ended December 31, 2002 and $0.36 per diluted share that the Company earned for the quarter ended September 30, 2003. The earnings for the current quarter were lower than a year ago primarily due to a reduction in income from loan sales and increased non-interest expenses resulting from the investment in technology improvements and increased employee costs due to a larger employee base.

During the quarter the Company experienced solid growth in the loan portfolio ($11.2 million) and deposit base ($9.3 million). This contributed to an increase in net interest income. Net interest margin increased to 4.65% from 4.49% for the quarter ended September 30, 2003. However, income from mortgage banking operations decreased as refinance activity slowed. The Bank sold $10.2 million in fixed rate one-to-four family loans during the current quarter compared to loan sales of $20.8 million for the quarter ended September 30, 2003 and $34.8 million for the quarter ended December 31, 2002.

Non-interest income declined by $634,000 to $1.01 million from $1.65 million for the like quarter in the prior fiscal year. Reductions in gain on sale of loans, servicing income on loans sold, and service charges on deposits amounted to $472,000 of the decrease. This $634,000 decrease in fee income reduced diluted earnings per share by $0.10. "One-to-four family mortgage loan originations have declined as compared to prior periods, however, prepayments have also decreased which has resulted in growth in the loan portfolio. Increased interest income from a larger net loan portfolio should begin to offset the decrease in fee income" stated President Michael Sand. "Timberland's Business Banking division was successful in originating commercial real estate and business loans during the quarter. The Division was responsible for a significant portion of the quarter's net loan growth."

Non-interest expense increased $335,000 for the quarter as compared to the like quarter in the prior fiscal year. This $335,000 increase in non-interest expenses reduced diluted earnings per share by $0.05. The increased expense was primarily due to the additional expenses associated with the two branches added during the year, an increased employee base and increased hours worked as a result of the conversion to a new core operating system. "We anticipate a decrease in hours worked as staff becomes efficient at using the enhancements offered by the new operating system," said Sand. "We have continued our branching initiatives by branching into markets we consider beneficial for our franchise. Branching has placed us near larger population groups and has enabled us to operate in many diverse economies," Sand also stated.

Technology Improvements
The Company incurred additional expenses associated with the technology improvements that were implemented in the previous quarter. In August 2003, Timberland converted to the Kirchman Bankway core processing system from its in-house supported system. The Bank also upgraded its Internet banking system, its loan platform system and changed its ATM service provider. These technology enhancements were undertaken to provide additional opportunities to serve and expand the Bank's customer base. The Company incurred expenses of $118,000 ($78,000 net of income tax - $0.02 per diluted share) related to the technology enhancements and associated conversion costs during the current quarter. The Company estimates that the remaining expenses from this technology improvement project will be incurred during the March 31, 2004 quarter and will amount to less than $0.01 per diluted share. While the technology upgrades have reduced profitability in the short term, we believe the investment will be beneficial for our customers and ultimately to our long-term investors.

Branch Expansion Update
The Bank anticipates opening its 16th full-service office in April 2004. The office will be established in the expanding Gig Harbor Washington market. Richard Pifer of Gig Harbor has been named Vice President and branch manager. He is a 12-year resident of Gig Harbor and has over 23 years of banking experience, most recently with Key Bank. "We are pleased to add a manager and lender to our staff with such extensive experience and ability," stated President Sand. "Mr. Pifer sees clearly the lending opportunities in the Gig Harbor area. His 12 years of experience in the Gig Harbor market will be particularly valuable in establishing a profitable branch operation. Mr. Pifer has been actively generating loans for Timberland in the Gig Harbor market since June 2003. He has been successful in developing a loan portfolio that will serve to shorten the time required for the office to attain profitability. Timberland has made loans in the market for more than 20 years and we look forward to opening a full service office to service and expand our relationships in this market."

Non-Performing Assets
The Company's non-performing asset ratio increased to 1.53% at December 31, 2003 from 1.15% at September 30, 2003 as detailed in the Provision for Loan Loss section of this release. Management's goal is to reduce the non-performing asset ratio to less than 1.0%. The Company's net-charge-offs to outstanding loans ratio was a minimal .004% for the quarter ended December 31, 2003 and during the last five fiscal years has averaged less than 0.10% per year.

Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                 TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED INCOME STATEMENT
           For the three months ended December 31, 2003 and 2002
               (Dollars in thousands, except per share data)
                                 (Unaudited)

                                                       Three Months Ended
                                                           December 31,
                                                     2003              2002
                                                 ---------------------------
Interest and Dividend Income
Loans receivable                                 $  6,283           $  6,583
Investments and mortgage-backed securities            244                243
Dividends from investments                            269                260
Interest bearing deposits in banks                     45                121
                                                 ---------------------------
  Total interest and dividend income                6,841              7,207

Interest Expense
Deposits                                            1,129              1,611
Federal Home Loan Bank advances                       850                850
                                                 ---------------------------
  Total interest expense                            1,979              2,461
                                                 ---------------------------
  Net interest income                               4,862              4,746

Provision for Loan Losses                              50                173
                                                 ---------------------------
  Net interest income after provision
    for loan losses                                 4,812              4,573

Non-Interest Income
Service charges on deposits                           449                530
Gain on sale of loans, net                            170                430
BOLI net earnings                                     115                135
Escrow fees                                            45                 73
Servicing income (expense) on loans sold              (18)               113
ATM transaction fees                                  149                186
Other                                                 102                179
                                                 ---------------------------
  Total non-interest income                         1,012              1,646

Non-interest Expense
Salaries and employee benefits                      2,172              2,010
Premises and equipment                                462                363
Advertising                                           151                204
Loss from real estate operations and write-downs       16                 32
ATM expenses                                          101                149
Other                                                 924                733
                                                 ---------------------------
  Total non-interest expense                        3,826              3,491

Income before federal income taxes                  1,998              2,728
Federal Income Taxes                                  611                860
                                                 ---------------------------
  Net Income                                      $ 1,387            $ 1,868

Earnings Per Common Share:
  Basic                                             $0.36              $0.48
  Diluted                                           $0.34              $0.46

Weighted average shares outstanding:
  Basic                                         3,846,580          3,856,536
  Diluted                                       4,070,336          4,019,197

                TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                          SUMMARY BALANCE SHEETS
                December 31, 2003 and September 30, 2003
                         (Dollars in thousands)
                               (unaudited)


                                                December 31,    September 30,

                                                    2003             2003
                                                 ---------------------------

ASSETS
Cash and due from financial institutions         $ 12,223           $  8,587
Interest bearing deposits in banks                 19,123             29,511
Investments and mortgage-backed securities
  held to maturity                                    249                279
Investments and mortgage-backed securities
  available for sale                               57,726             54,031
Federal Home Loan Bank stock                        5,522              5,454
Loans receivable                                  336,615            325,126
Loans held for sale                                   706              1,001
Less:  Allowance for loan losses                   (3,926)            (3,891)
                                                 ---------------------------
   Total loans                                    333,395            322,236

Accrued interest receivable                         1,630              1,687
Premises and equipment                              13,823            13,429
Real estate owned and other repossessed items        1,264             1,258
Bank owned life insurance ("BOLI")                  10,681            10,566
Other assets                                         2,543             2,595
                                                 ---------------------------
   TOTAL ASSETS                                   $458,179          $449,633
                                                 ===========================
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                          $317,000          $307,672
Federal Home Loan Bank advances                     60,064            61,605
Other liabilities and accrued expenses               2,275             2,745
                                                 ---------------------------
   TOTAL LIABILITIES                               379,339           372,022
                                                 ---------------------------
SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000
  shares authorized;
  December 31, 2003 - 4,258,180 shares issued,
    3,849,993 shares outstanding
  September 30, 2003 - 4,251,680 shares issued,
    3,843,493 shares outstanding
  (Unallocated ESOP shares and unvested MRDP
    shares are not considered outstanding)              43                43
Additional paid in capital                          33,974            33,775
Unearned shares - Employee Stock Ownership Plan     (4,759)           (4,891)
Unearned shares - Management Recognition &
  Development Plan                                  (1,021)           (1,182)
Retained earnings                                   50,483            49,699
Accumulated other comprehensive income                 120               167
                                                 ---------------------------
   TOTAL SHAREHOLDERS' EQUITY                       78,840            77,611
                                                 ---------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $ 458,179         $ 449,633
                                                 ===========================

                TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                      KEY FINANCIAL RATIOS AND DATA
              (Dollars in thousands, except per share data)


                                       For the Three Months Ended
                                 December 31,    September 30,    December 31,
                                      2003           2003             2002
                                 ---------------------------------------------
PERFORMANCE RATIOS:
Return on average assets (1)         1.22%            1.28%           1.72%
Return on average equity (1)         7.11%            7.46%           9.96%
Net interest margin (1)              4.65%            4.49%           4.68%
Efficiency ratio                    65.13%           65.50%          54.62%



                                 December 31,    September 30,    December 31,
                                      2003           2003             2002
                                 ---------------------------------------------

ASSET QUALITY RATIOS:
Non-performing loans               $  5,754        $  3,895        $  4,169
REO & other repossessed assets        1,264           1,258             692
Total non-performing assets           7,018           5,153           4,861
Non-performing assets to
  total assets                         1.53%           1.15%           1.12%
Allowance for loan losses to
  non-performing loans                68.23%          99.90%          90.60%

Book Value Per Share (2)            $ 18.51         $ 18.25         $ 17.52
Book Value Per Share (3)            $ 20.05         $ 19.77         $ 19.07

----------------------
(1)  Annualized
(2)  Calculation includes ESOP shares not committed to be released
(3)  Calculation excludes ESOP shares not committed to be released


                                       For the Three Months Ended
                                 December 31,    September 30,    December 31,
                                      2003           2003             2002
                                 ---------------------------------------------

AVERAGE BALANCE SHEET:
Average Total Loans               $ 336,601        $ 322,900      $ 325,200
Average Total Interest Earning
  Assets                            418,266          416,886        405,514
Average Total Assets                453,276          448,746        434,880
Average Total Interest Bearing
  Deposits                          283,660          271,947        272,037
Average FHLB Advances                60,036           61,653         61,735
Average Shareholders' Equity         77,987           77,218         75,000

Comparison of Financial Condition at December 31, 2003 and September 30, 2003

Total Assets: Total assets increased $8.5 million to $458.2 million at December 31, 2003 from $449.6 million at September 30, 2003. This change is due primarily to an increase in loans of $11.2 million, which was funded by an increase in deposits of $9.3 million and a decrease in the Company's investment in interest bearing deposits in banks.

Investments and Interest Bearing Deposits in Banks: Investments and interest bearing deposits in banks decreased by $6.7 million to $77.1 million at December 31, 2003 from $83.8 million at September 30, 2003, as a portion of the Company's short-term deposits were used to fund loan growth.

Loans: Net loans receivable, including loans held-for-sale, increased by $11.2 million to $333.4 million at December 31, 2003 from $322.2 at September 30, 2003. The increase in the portfolio was primarily a result of a $7.3 million increase in commercial real estate loans, a $3.7 million increase in net construction loans, a $2.0 million increase in consumer loans, and a $1.0 million increase in land loans. These increases were partially offset by a $2.1 million decrease in the Bank's one-to-four family mortgage loan portfolio. Loan originations totaled $54.3 million for the current quarter compared to $50.9 million for the quarter ended December 31, 2002 and $65.2
million for the quarter ended September 30, 2003.   The Bank sold $10.2
million in fixed rate one-to-four family mortgage loans during the current quarter compared to loan sales of $34.8 million for the quarter ended December 31, 2002 and $20.8 million for the quarter ended September 30, 2003.

Deposits: Deposits increased by $9.3 million to $317.0 million at December 31, 2003 from $307.7 million at September 30, 2003, primarily due to a $7.7 million increase in the Bank's N.O.W. checking accounts, a $2.2 million increase in non-interest-bearing accounts, and a $1.3 million increase in certificate of deposit accounts. These increases were partially offset by a $1.1 million decrease in savings accounts and a $793,000 decrease in money market accounts. The Bank continues to focus on attracting transaction accounts rather than higher-rate time deposits. Transaction accounts represent a stronger core deposit relationship than other types of deposit accounts.

Shareholders' Equity: Total shareholders' equity increased by $1.2 million to $78.8 million at December 31, 2003 from $77.6 million at September 30, 2003. The components of shareholders' equity were primarily affected by net income of $1.39 million and the payment of $596,000 in dividends to shareholders. Also affecting shareholders' equity was an $82,000 increase to additional paid in capital from the exercise of stock options, a $47,000 decrease in accumulated other comprehensive income, and decreases of $161,000 and $132,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and Employee Stock Ownership Plans.

On February 14, 2003 the Company announced a plan to repurchase 380,028 shares of the Company's stock. This marked the Company's eleventh stock repurchase plan. As of December 31, 2003, the Company had purchased 112,108 of these shares and cumulatively had repurchased 2,710,671 (41.0%) of the 6,612,500 shares that were issued when the Company went public in January 1998.

Comparison of Operating Results for the Three Months Ended December 31, 2003 and 2002

Net Income: Net income for the quarter ended December 31, 2003 was $1.39 million, or $0.34 per diluted share ($0.36 per basic share) compared to $1.87 million, or $0.46 per diluted share ($0.48 per basic share) for the quarter ended December 31, 2002. The lower earnings for the current quarter were primarily a result of decreased income from loan sales and increased non-interest expenses related to technology improvements, higher employee costs resulting from a larger employee base, and higher premises and equipment expenses due to additional branches and remodeling costs.

The $0.12 per share decrease in earnings was primarily a result of the $634,000 ($418,000 net of income tax - $0.10 per diluted share) decrease in non-interest income and the $335,000 ($221,000 net of income tax - $0.05 per diluted share) increase in non-interest expense. These items were partially offset by a $239,000 ($158,000 net of income tax - $0.04 per diluted share) increase in net interest income after provision for loan losses.

Net Interest Income: Net interest income increased $116,000 to $4.86 million for the quarter ended December 31, 2003 from $4.75 million for the quarter ended December 31, 2002, primarily due to a larger interest earning asset base
and a decrease in the Company's funding costs.   Average total interest
earning assets increased by $12.8 million to $418.3 million for the current quarter from $405.5 million for the quarter ended December 31, 2002. Total interest expense decreased by $482,000 to $1.98 million for the quarter ended December 31, 2003 from $2.46 million for the quarter ended December 31, 2002
as the Bank's total cost of funds decreased to 2.30% from 2.95%.   Total
interest income decreased $366,000 to $6.84 million for the quarter ended December 31, 2003 from $7.21 million for the quarter ended December 31, 2002, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.54% for the quarter ended December 31, 2003 compared to 7.11% for the quarter ended December 31, 2002. As a result of these changes, the net interest margin decreased slightly to 4.65% for the quarter ended December 31, 2003 from 4.68% for the quarter ended December 31, 2002.

Provision for Loan Losses: The provision for loan losses for the quarter ended December 31, 2003 decreased $123,000 to $50,000 from $173,000 for the quarter ended December 31, 2002. Management deemed the allowance for loan losses of $3.93 million at December 31, 2003 (1.17% of loans receivable and 68.2% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.78 million (1.21% of loans receivable and 90.6% of non-performing loans) at December 31, 2002. The Company had a net charge-off of $14,000 for the current quarter compared to a net charge-off of $27,000 in the same quarter of 2002.

The Company's non-performing asset ratio increased to 1.53% at December 31, 2003 from 1.15% at September 30, 2003 and from 1.12% at December 31, 2002.
The ratio increased as several loans became 90 days due and were put on non-accrual status. The non-performing loan total of $5.8 million at December 31, 2003 consisted of $2.2 million in one-to-four family loans, $1.2 million in one-to-four family construction loans, $1.0 million in land development loans, $774,000 in commercial real estate loans, $415,000 in land loans, $117,000 in commercial business loans, and $90,000 in consumer loans. Despite historically maintaining a higher percentage of non-performing loans than relevant peer group averages, the Company's actual charge-offs have remained low. The Company's net charge-offs to outstanding loans ratio was a minimal ..004% for the quarter ended December 31, 2003 and during the last five fiscal years has averaged less than .10% per year. Several of these non-performing loans were in the process of resolution. At January 23, 2004, a non-performing land development loan of $872,000 had an accepted earnest money agreement of $1,390,000, which provided for a due diligence period ending January 23rd and a closing date of February 16th. Two REO properties with book values totaling $152,000 sold and closed in January, and an offer has been accepted on an additional REO property with a book balance of $466,000. The Bank cannot assure that properties under contract that have not yet closed will in fact close in accordance with the terms of the applicable earnest money agreements, if at all.

Non-interest Income: Total non-interest income decreased $634,000 to $1.01 million for the quarter ended December 31, 2003 from $1.65 million for the quarter ended December 31, 2002, primarily due to a $391,000 decrease in income from loan sales (gain on sale of loans and servicing income on loans sold), an $81,000 decrease in service charges on deposits, a $37,000 decrease in ATM transaction fees, and a $33,000 decrease in loan application fees. Income from loans sales decreased as mortgage banking activity slowed. The Bank sold $10.2 million in fixed rate one-to-four mortgages during the quarter ended December 31, 2003 compared to $34.8 million for the same period a year ago. The decrease in deposit service charges is primarily a result of fewer overdrafts by transaction account customers and a higher than normal amount of fees waived during the first three months after the Bank's technology conversion date.

Non-interest Expense: Total non-interest expense increased by $335,000 to $3.83 million for the quarter ended December 30, 2003 from $3.49 million for the quarter ended December 31, 2002. The increase is primarily a result of expenses related to the Bank's technology-related enhancements, increased employee expenses, and increased premises and equipment expenses. The technology-related conversion expenses totaled $118,000 for the current quarter and are reflected in the income statement under salaries and employee benefits ($62,000) and other non-interest expenses ($56,000). In addition to the conversion related expenses for employee overtime, salaries and employee benefit expenses also increased by $100,000 due to a larger employee base,
annual salary adjustments, and increased medical insurance costs.   The number
of full-time equivalent employees increased to 184 at December 31, 2003 from 166 at December 31, 2002. The Bank's employee base grew during this period as two branches were opened and staffing levels in several other departments were increased.

Premises and equipment expenses increased by $99,000 to $462,000 for the current quarter from $363,000 for the quarter ended December 31, 2002, primarily due to the additional branches opened and the remodeling and expansion of the Bank's main office.

                TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                       LOANS RECEIVABLE BREAKDOWN
                         (Dollars in thousands)



The following table sets forth the composition of the Company's loan portfolio by type of loan.

                                    At December 31,          At September 30,
                                         2003                     2003
                                  Amount      Percent       Amount     Percent
                                  -------------------       ------------------

Mortgage Loans:
  One-to-four family (1)         $ 93,246      24.69%      $ 95,371     26.21%
  Multi family                     17,597       4.66         18,241      5.01
  Commercial                      110,233      29.19        102,971     28.30
  Construction and
    land development              100,386      26.58         94,117     25.87
  Land                             16,637       4.40         15,628      4.30
                                 --------     ------       --------    ------
    Total mortgage loans          338,099      89.52        326,329     89.69
Consumer Loans:
  Home equity and second mortgage  21,098       5.59         19,233      5.29
  Other                             8,968       2.37          8,799      2.42
                                 --------     ------       --------    ------
                                   30,066       7.96         28,032      7.71

Commercial business loans           9,532       2.52          9,475      2.60
                                 --------     ------       --------    ------
     Total loans                  377,697     100.00%       363,836    100.00%

Less:
  Undisbursed portion of loans
    in process                    (37,370)                  (34,785)
  Unearned income                  (3,006)                   (2,924)
  Allowance for loan losses        (3,926)                   (3,891)
                                 --------                  --------
Total loans receivable, net      $333,395                  $322,236
                                 ========                  ========
------------------
(1)   Includes loans held-for-sale.

                TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            DEPOSIT BREAKDOWN
                         (Dollars in thousands)


The following table sets forth the balances of deposits in the various types of accounts offered by the Bank at the dates indicated.

                                        December 31, 2003   September 30, 2003
                                        -----------------   ------------------

Non-interest bearing                         $ 31,350            $ 29,133
N.O.W checking                                 65,339              57,614
Passbook savings                               48,433              49,572
Money market accounts                          38,651              39,444
Certificates of deposit under $100,000        113,678             109,720
Certificates of deposit $100,000 and over      19,549              22,189
                                             --------            --------

               Total deposits                $317,000            $307,672
                                             ========            ========


Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Lacey, Puyallup, Edgewood, Auburn, Yelm, Poulsbo, Spanaway (Bethel Station), Tumwater, Tacoma, Silverdale, and Olympia.

CONTACT:
Timberland Bancorp, Inc.
Michael Sand, President or Dean Brydon, CFO 360/533-4747